For Immediate Release

Larry Borgard Appointed President & COO for Integrys Energy
Group; Charlie Schrock Remains Chairman & CEO

Chicago, IL – Charles A. Schrock, chairman, president and chief executive officer of Integrys Energy Group, Inc. (NYSE:TEG), today announced the appointment of Lawrence T. Borgard to the newly-created position of president and chief operating officer for the holding company, effective January 1, 2014.

In his new role, Borgard will expand upon his existing responsibilities for the company’s regulated utility businesses by assuming responsibility for the non-regulated businesses and a number of administrative and shared services groups. Borgard will continue to report directly to Schrock, who remains Integrys' chairman and chief executive officer.

"The board's approval of this new executive role, and appointment of Larry to fill it, recognizes his value to the company," said Schrock. "It draws on his nearly 30 years of progressive leadership experience in the electric and natural gas utilities, his reputation in the industry, and his track record of delivering results within our company."

"This is a natural step in our succession planning, an enhancement of our bench strength at the executive level, and positions the company well for the future," he added.

Borgard began his career at Wisconsin Public Service in 1984 as an associate engineer. He subsequently held positions in, and managed, areas including field operations, regulatory compliance, transmission, and planning. More recently, he has held a number of executive-level positions within Integrys and its subsidiaries.

He holds a Bachelor of Science degree in electrical engineering from Michigan State University and a master's degree in business administration from the University of Wisconsin - Oshkosh. He is also a graduate of the Harvard Business School's Advanced Management Program.

Borgard is immediate past-chairman the American Gas Association and serves on the boards of directors for American Transmission Company, the Metropolitan Planning Council in Chicago and Bellin Health.

About Integrys Energy Group, Inc.

Integrys Energy Group is a diversified energy holding company with regulated natural gas and electric utility operations (serving customers in Illinois, Michigan, Minnesota, and Wisconsin), an approximate 34% equity ownership interest in American Transmission Company (a federally regulated electric transmission company), and nonregulated energy operations. More information about Integrys Energy Group, Inc. is available online at www.integrysgroup.com.

For More Information, Contact:

•	Steven P. Eschbach, CFA
Vice President – Investor Relations
Integrys Energy Group, Inc.
(312) 228-5408

•	Media Hotline
800-977-2250